SELECTED CONSOLIDATED DATA                                             U S WEST, INC.
(UNAUDITED)

                                   Quarter Ended            Six Months Ended
In millions, except                 June 30,          %        June 30,              %
per share amounts                   1999     1998   Change      1999      1998     Change
-------------------------------    ------   ------  ------      ------   ------  ---------
Access lines
 (thousands):
 Business                           4,986    4,884     2.1       4,986    4,884        2.1
 Consumer                          11,830   11,422     3.6      11,830   11,422        3.6
                                   ------   ------              ------   ------  ---------
Total access lines                 16,816   16,306     3.1      16,816   16,306        3.1

Billed access minutes of use (millions):
 Interstate                        15,415   14,799     4.2      30,720   29,161        5.3
 Intrastate                         3,216    3,116     3.2       6,355    6,099        4.2
                                   ------   ------              ------   ------  ---------
Total minutes of use               18,631   17,915     4.0      37,075   35,260        5.1

Wireless/PCS:
 Revenues (millions)            $      57 $     16   256.3 $        97 $     25      288.0
 Subscribers (thousands)              284       54   425.9         284       54      425.9
 Penetration                         2.1%     0.7%   200.0        2.1%     0.7%      200.0


Data Revenues (millions):
 Frame Relay/ATM                $    44.6 $   32.2    38.5 $      83.6 $   62.0       34.8
 ISDN                                61.2     35.4    72.9       111.9     66.7       67.8
 Other !NTERPRISE                    81.6     52.2    56.3       150.3    105.9       41.9
 .Net/DSL                            15.6      1.8   766.7        29.2      2.4    1,116.7
                                   ------   ------              ------   ------  ---------
Subtotal !NTERPRISE                203.0    121.6    66.9       375.0    237.0       58.2
 Other Special Access
 & Private Line                     207.4    177.6    16.8       412.1    350.8       17.5
                                   ------   ------              ------   ------  ---------
Total Data Revenues                 410.4    299.2    37.2       787.1    587.8       33.9
                                   ======   ======              ======   ======  =========

Employees:
 U S WEST, Inc.                    55,726   53,535     4.1      55,726   53,535        4.1
 Telephone
  operations only                  47,044   45,497     3.4      47,044   45,497        3.4
Telephone empl per
 10,000 access lines                 28.0     27.9     0.4        28.0     27.9        0.4

Dividends per
 common share (#1)              $    0.750$   0.535   40.2 $     1.285 $   1.07       20.1
Common shares
 outstanding (#1)                   504.3    501.4     0.6       504.3    501.4        0.6
Capital expend                  $     981 $    809    21.3 $     1,768 $  1,331       32.8
EBITDA (#2)                         1,428    1,348     5.9       2,823    2,695        4.7
EBITDA margin                        43.8%    44.2%   (0.9)       43.8%    44.5%      (1.6)
Debt-to-capital
 ratio (#3)                          58.6%    56.4%    3.9        58.6%    56.4%       3.9

<F1>
# 1: Common shares outstanding at June 30, 1998 are pro forma, assuming the Separation had been consummated as of the date indicated.
<F2>
# 2: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA).
<F3>
# 3: Telephone operations only.